Exhibit 2.1

EXECUTION VERSION

SECOND AMENDMENT TO

STOCK AND ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into on July 30, 2019, by and between Ashland Global Holdings Inc., a corporation organized under the laws of Delaware, having its principal place of business at 50 East RiverCenter Boulevard, Covington, Kentucky USA 41012 (“Seller”); and INEOS Enterprises Holdings Limited, a corporation organized under the laws of England and Wales, whose registered office is at Enterprises House South Parade, PO BOX 9, Runcorn, Cheshire, WA7 4JE (“Buyer” and, together with Seller, the “Parties”). Capitalized terms used herein without definition shall have the meanings given to them in the SAPA (as defined below).

WHEREAS, the Parties entered into that certain Stock and Asset Purchase Agreement on November 14, 2018 (as amended, the “SAPA”);

WHEREAS, the Parties entered into that certain First Amendment to Stock and Asset Purchase Agreement on July 1, 2019; and

WHEREAS, the Parties desire to make certain amendments to the SAPA to reflect their mutual understanding and agreement with respect to the carveout of the Maleic Business from the transactions contemplated by the SAPA.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

ARTICLE 1

Amendments

1.1Carveout of Maleic Business.

(a)Section 2.1(h) of the SAPA is hereby amended and restated in its entirety as follows:

“(h)Certainty of Closing; Maleic Business.

(i)Buyer shall take any and all steps necessary to promptly obtain (but in any event on or before August 31, 2019) any Consents that may be or become necessary to allow the parties to close the transactions contemplated by this Agreement, which steps will include promptly making all filings and notifications, if any, to any applicable Governmental Authority and providing all appropriate Governmental Authorities any additional information and documentary material that may be requested; provided that nothing in this Agreement shall require Buyer to propose, negotiate, commit to or effect, by consent decree, hold separate order, mitigation agreement or otherwise, the sale, divestiture or disposition of any interest, product lines or assets of INEOS Group or the assets and interests being acquired under this Agreement, nor require Buyer to otherwise take or commit to take actions that after consummation of the transactions contemplated by this Agreement would limit INEOS Group’s freedom of action with respect to any of the businesses, product lines or assets of INEOS Group or the assets and interests being acquired under this Agreement. It is acknowledged and agreed that the parties shall each pay one-half of any filing fee required in connection with any filing or notification made to any applicable Governmental Authority pursuant to this Section 2.1(h)(i).

(ii)Nothing in this Agreement shall be deemed to constitute a sale, assignment, transfer, conveyance, delivery or assumption of the Maleic Business, its assets or its Liabilities to or by Buyer.”

(b)Section 2.2(a) of the SAPA is hereby amended and restated in its entirety as follows:

“(a)At the Closing, Buyer shall pay (or shall cause one or more of its Affiliates as Buyer may designate to pay), on behalf of Buyer and the Buyer Corporations, to Seller (or one or more of its Affiliates as Seller may designate), on behalf of Seller and the other Selling Corporations, an amount equal to U.S.$1,015,000,000 (the “Purchase Price”), which amount shall be adjusted pursuant to Section 2.2(c). The Purchase Price shall be paid in immediately available funds by wire transfer in accordance with written instructions given by Seller to Buyer not less than two (2) Business Days prior to the Closing or such later time as may be agreed by Seller and Buyer. Following the Closing, the Purchase Price shall be subject to further adjustment as provided for in Sections 2.3 and 2.4.”

(c)Section 9.7 of the SAPA is hereby amended and restated in its entirety as follows:

“Tax Treatment of Indemnity Payments. For all Tax purposes, Seller and Buyer shall treat, and shall cause their respective Affiliates to treat, all indemnity payments under this Agreement, and all amounts paid by one party to another party under Sections 2.1(i)(ii), 2.3, 2.4, 8.9, 8.10, 9.8(e) and 12.9, as adjustments to the Purchase Price received by Seller (for itself and as agent for the other Selling Corporations) to the extent permitted under applicable Tax Law.”

(d)The following rows are hereby deleted in the table in Section 1.2 of the SAPA

Minimum Proceeds	Section 2.1(h)(i)(iii)
Net Sale Proceeds	Section 2.1(h)(i)(iii)

ARTICLE 2

Effect of Amendment

2.1Scope of Amendment. Except as expressly amended hereby, all of the terms and provisions of the SAPA shall remain in full force and effect.

2.2Relationship to SAPA. On and after the date of this Amendment, each reference in the SAPA to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the SAPA, including by “thereunder”, “thereof” or words of like import in any document, shall mean and be a reference to the SAPA as amended by this Amendment. Notwithstanding the foregoing, any reference to “the date of this Agreement” shall mean November 14, 2018.

ARTICLE 3

Miscellaneous

3.1Continuing Effect of SAPA. This Amendment shall not constitute an amendment or waiver of any provision of the SAPA not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of either party hereto that would require an amendment, waiver or consent of such party except as expressly stated herein.

3.2Assignment. No party to this Amendment may assign any of its rights or obligations under this Amendment, including by sale of stock or by operation of Law in connection with a merger or sale of substantially all assets, without the prior written consent of the other party hereto; except that without such consent, Buyer may assign its rights to purchase the Transferred Assets and the Transferred Company Equity Interests and assume the Assumed Liabilities to one or more of its controlled Affiliates, and Seller may assign the Asset Selling Corporations’ and the Entity Selling Corporations’ rights to sell the Transferred Assets and the Transferred Company Equity Interests hereunder to one or more of their respective Affiliates; provided that no such assignment by Buyer or Seller, as the case may be, shall relieve such assignor of any of its obligations hereunder.

3.3Parties in Interest. This Amendment shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this

Amendment, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Amendment.

3.4Governing Law. This Amendment and any and all matters, disputes, or claims between the Parties arising out of, relating to, or in accordance with its subject matter or formation (including any contractual disputes or claims), and whether purporting to be found in contract or tort or at law or in equity, shall be governed by, enforced, and construed in accordance with the internal Laws of the State of Delaware, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, U.S.A. or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, U.S.A.

3.5Counterparts. This Amendment may be executed in may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, e-mail or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

3.6Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

3.7Severability. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any Person or any circumstances, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Amendment and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof in any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

INEOS ENTERPRISES HOLDINGS LIMITED		ASHLAND GLOBAL HOLDINGS INC.

By:	/s/ Andrew Brown	By:	/s/ John W. Joy
Name:	Andrew Brown	Name:	John W. Joy
Title:	CFO	Title:	Vice President, Corporate Development